                                    AMENDMENT
                             To Management Contract
                                     Between
                            Schroder Series Trust and
                Schroder Investment Management North America Inc.

This amendment is made as of this ____ day of _________ 2004 (the "Amendment"), between Schroder Series Trust and Schroder Investment Management North America
Inc. The parties desire to amend the Management Contract dated December 9, 2003 between Schroder Series Trust and Schroder Investment Management North American
Inc. (the "Agreement") as set forth herein.

NOW THEREFORE, the parties agree as follows:

     1.   The first paragraph of Section 3, is hereby amended and restated as follows:

          "3. COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

          The Trust will pay to the Manager as compensation for the Manager's services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to Section 1, fees in respect of Schroder Municipal Bond
Fund and Schroder Short-Term Municipal Bond Fund, computed and paid quarterly at the annual rate of 0.40% of each Fund's average net asset value, and in respect of Schroder U.S. Core Fixed Income Fund, computed and paid quarterly at an annual rate of 0.25% of the Fund's average net asset value."

     2.   Appendix A is hereby amended and restated in its entirety as follows:

                                   APPENDIX A

                   Funds of the Trust subject to this Contract

                          Schroder Municipal Bond Fund
                     Schroder Short-Term Municipal Bond Fund
                      Schroder U.S. Core Fixed Income Fund

     3.   All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SCHRODER SERIES TRUST                        SCHRODER INVESTMENT
                                             MANAGEMENT NORTH AMERICA INC.

By:                                          By:
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Name:                                        Name:
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Title:                                       Title:
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